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                                                                    Exhibit 10.4
                               ENDORSEMENT NO. 1

                                    to the

                      ACCOUNTANTS PROFESSIONAL LIABILITY
                              QUOTA SHARE TREATY
                 (hereinafter referred to as the "Agreement")

                            Effective: July 1, 1999

                                   issued to

                         Continental Casualty Company
                               Chicago, Illinois
                  (hereinafter referred to as the "Company")

                                      by

                          AmerInst Insurance Company
                               Chicago, Illinois
                 (hereinafter referred to as the "Reinsurer")

It is hereby mutually agreed and understood that effective 12:01 a.m., Local Standard Time, December 1, 1999 at the location of the original insured, Article 3 - Term and Cancellation is deleted in its entirety and shall read as follows:

ARTICLE 3 - TERM AND CANCELLATION

   This Agreement will apply to losses for claims first made and/or losses discovered after 12:01A.M. Local Standard Time, July 1, 1999, at the location of the original insured, as respects new and renewal policies becoming effective on and after said date and this Agreement will terminate at 12:01 A.M. on December 1, 1999, Local Standard Time, at the location of the original insured.

   Policies in force as of 12:01 A.M. December 1, 1999, shall run-off to natural expiry until policy expiration, termination or next anniversary date, whichever comes first, including where applicable any discovery period coverage as per the original policies. A claim first made under any discovery period coverage shall be deemed to have been made on the day the original policy expired or was cancelled and the premium, for such discovery period coverage, shall be considered fully earned on the last day the original policy was in force.

   The Company may exercise the option to cut-off the Reinsurer's liability as of 12:01 A.M. Local Standard Time, December 1, 1999, but no later than the first anniversary of termination, by giving the Reinsurer thirty (30) days prior written notice of its intent to do so. The Reinsurer will return to the Company the unearned reinsurance premium

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   applicable to the unexpired liability as calculated on a monthly pro rata basis less the rate of commission allowed in accordance with the Article 13 - Ceding Commission.

   If the Company requests the return of the unearned reinsurance premium reserve the Reinsurer will continue to be liable for its pro rata share of the aggregate losses after such cut off date, being pro rata as to the time such original policies are in force under this Agreement.


All other terms and conditions of this Agreement remain unchanged.


IN WITNESS WHEREOF, the parties acknowledge that no intermediary is involved in or brought about this transaction, and the parties hereto, by their authorized representatives, have executed this Endorsement:

on this 17th day of March 2000

CONTINENTAL CASUALTY COMPANY

By: /s/ Raymond Cylochi
   -----------------------------

Attested by: /s/ Robin F. Giberth
            --------------------

on this 21st day of March 2000

AMERINST INSURANCE COMPANY

By: /s/ Bruce Fenton
   -----------------------------

Attested by: /s/ Jillian Cunnon
            --------------------

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